Exhibit 99.1

PRESS RELEASE

Contact Information:
Dan Sink
EVP & CFO
(317) 577-5609
dsink@kiterealty.com

Kite Realty Group Trust Reports Fourth Quarter and Full Year 2016 Operating Results

Indianapolis, Ind., February 2, 2017 - Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today its operating results for the fourth quarter and full year ended December 31, 2016. Financial statements, exhibits, and reconciliations of non-GAAP measures attached to this release include the details of the Company’s results.

Fourth Quarter Highlights

•	Net income attributable to common shareholders was $3.4 million, or $0.04 per diluted common share.

•	Funds From Operations of the Operating Partnership (“FFO”), as adjusted, was $42.9 million, or $0.50 per diluted share.

•	FFO, as defined by NAREIT, was $42.0 million, or $0.49 per diluted share.

•
Same-property Net Operating Income (“NOI”) increased 3.6% for the comparable operating portfolio, or 4.5% excluding the impact of the Company’s Redevelopment, Repurpose and Reposition ("3-R") initiative, both percentages compared to the same period in the prior year.

•	The aggregate cash rent spread on comparable new and renewal leases was 11.5%.

•	The Company sold one operating property in December, generating gross proceeds of approximately $14.6 million.

•	Four 3-R projects were completed during the fourth quarter with costs totaling $8.3 million and a projected annualized return of 11.3%.

•	Ten 3-R projects are currently under construction with an aggregate cost of approximately $62 million and an annualized return of approximately 9% - 10%.

•	The Company increased its quarterly common dividend 5.2% to $0.3025 per share (equivalent to $1.21 per annum).

Full Year Highlights

•	Net income attributable to common shareholders was $1.2 million, or $0.01 per diluted common share.

•	FFO, as adjusted, was $175.8 million, or $2.06 per diluted share.

•	FFO, as defined by NAREIT, was $170.6 million, or $2.00 per diluted share.

•	Same-property NOI increased 2.9% for the comparable operating portfolio, or 3.7% excluding the impact of the 3-R initiative.

•	Leased small shop space increased by 130 basis points to 88.9%.

•	The Company completed its inaugural $300 million public offering of senior unsecured notes.

•	Weighted average debt maturities increased to 6.4 years from 5.2 years at the end of the prior year.

“We finished a solid fourth quarter and full year 2016,” said John Kite, Chief Executive Officer. “We executed our inaugural public debt offering at an attractive 4% coupon. We ended the year with $430 million of liquidity and only $90 million of debt maturing through 2020. We generated a 3.6% increase in same-property NOI for the quarter, or 4.5% excluding the impact of our 3-R program. Small shop leasing is approaching our 90% goal, as we increased another 130 basis points from last year. Our redevelopment efforts are progressing according to plan, as we were able to successfully complete four projects in the fourth quarter. By continuing to grow free cash flow, we were able to increase our quarterly cash dividend another 5.2% at the end of the year. As we look forward into 2017, we will focus on achieving our long-term strategic goals and will continue to provide value for our shareholders.”

Financial & Portfolio Results

Financial Results
Net income attributable to common shareholders for the three months ended December 31, 2016, was $3.4 million, compared to net income of $5.4 million for the same period in 2015. For the twelve months ended December 31, 2016, net income attributable to common shareholders was $1.2 million, compared to a net income of $15.4 million for the twelve months ended December 31, 2015. Full year 2016 results include $2.8 million in transaction costs, while 2015 included a gain on debt extinguishment and a gain on settlement totaling $10.2 million.

For the three months ended December 31, 2016, FFO, as adjusted, was $42.9 million, or $0.50 per diluted share, compared to $42.4 million, or $0.50 per diluted share, for the same period in the prior year. For the three months ended December 31, 2016, FFO, as defined by NAREIT, was $42.0 million, or $0.49 per diluted share, compared to $49.1 million, or $0.58 per diluted share, for the same period in the prior year.

For the twelve months ended December 31, 2016, FFO, as adjusted, was $175.8 million, or $2.06 per diluted share, compared to $170.2 million, or $1.99 per diluted share, for the prior year. For the twelve months ended December 31, 2016, FFO, as defined by NAREIT, was $170.6 million, or $2.00 per diluted share, compared to $179.8 million, or $2.11 per diluted share, for the prior year. The decrease was driven by transaction costs and debt extinguishment activity.

Portfolio Operations
As of December 31, 2016, the Company owned interests in 121 properties totaling approximately 24 million square feet. The owned gross leasable area in the Company’s retail operating portfolio was 95.4% leased as of December 31, 2016, and the Company’s overall portfolio was 95.5% leased, excluding ground leases and non-owned anchors.

Same-property NOI, which includes 106 operating properties, increased 3.6% in the fourth quarter compared to the same period in the prior year, or 4.5% excluding the impact of the 3-R initiative. Same-property NOI increased 2.9% for the full year (3.7% excluding 3-R properties), compared to the same periods in the prior year. The leased percentage of properties included in the same-property pool was 95.3% at December 31, 2016, compared to 95.5% at December 31, 2015.

The Company executed 92 leases totaling 571,090 square feet during the fourth quarter of 2016. There were 68 comparable new and renewal leases executed during the quarter for 489,789 square feet. Cash rent spreads on new and renewal leases executed in the quarter were approximately 26.3% and 5.5%, respectively, for a blended cash rent spread of 11.5%. The renewal lease spread includes two anchor renewals totaling approximately 80,000 square feet that were renewed at a flat rental rate. Excluding these two leases, the cash renewal spread was 6.9%.

In December, we completed the sale of one operating property. The disposition of this asset resulted in gross proceeds of approximately $14.6 million, which was used to pay down the Company’s revolving line of credit.
Balance Sheet
The Company continued to strengthen its balance sheet during the fourth quarter by unencumbering its Geist Pavilion, Colonial Square, and Village Walk operating properties. As a result, the ratio of secured debt to undepreciated assets was lowered from 23.0% to 16.9% as of December 31, 2015 and 2016, respectively. As of year-end, the Company had reduced its term maturities through 2020 to $90 million.
Development and Redevelopment
The Company began construction on a new $4.5 million development project at Holly Springs, Phase II. As of year-end, Parkside Town Commons, Phase II, and Holly Springs, Phase II, were 74.5% pre-leased or committed with projected costs of $90.6 million, of which $82.9 million had been incurred.
We completed construction on four 3-R projects during the fourth quarter, including Hitchcock Plaza (Augusta, GA - Aiken, SC), Shops at Moore (Oklahoma City, OK), Tarpon Bay Plaza (Naples, FL) and Traders Point (Indianapolis, IN). The Company invested $8.3 million into these properties for a projected annualized return of 11.3%.

The Company’s 3-R initiative currently includes ten projects under various stages of construction with estimated costs of $58.0 to $66.5 million and an estimated combined annualized return ranging from 9.0% to 10.0%. During the fourth quarter, the Company commenced construction on two projects at Market Street Village (Fort Worth, TX) and Phase II of Portofino Shopping Center (Houston, TX).
2017 Earnings Guidance
The Company is introducing guidance for 2017 FFO, as defined by NAREIT, in a range of $2.00 to $2.06 per diluted share.

The 2017 earnings guidance is based on the following key assumptions:

•	Increase in same-property NOI of 2.0% to 3.0% (excluding redevelopment);

•	Year-end retail portfolio leased rate of 95% to 96%;

•	Dispositions of operating properties of $45 million to $55 million;

•	General and administrative expense of $20 million to $22 million;

•	GAAP interest expense of $66 million to $68 million;

•	Non-cash below market lease amortization of $2.5 million to $3.5 million;

•	Gain on sale of non-depreciable assets included in Other Property Related Revenue of $1 million to $3 million; and

•	No acquisition activity.

The 2017 earnings guidance is based on a number of factors, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance during the year if actual or anticipated results vary from these or other assumptions, although the Company undertakes no obligation to do so.

Guidance Range For Full Year 2017	Low	High
Consolidated net income per diluted common share	$0.12	$0.18
Add: Depreciation, amortization and other	1.88	1.88
FFO, as defined by NAREIT, per diluted share	2.00	2.06

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Friday, February 3, 2017, at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (844) 309-0605 for domestic callers and (574) 990-9933 for international callers (passcode 29547070). In addition, a webcast replay link will be available on the corporate website.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. As of December 31, 2016, the Company owned interests in a portfolio of 121 operating, development and redevelopment properties totaling approximately 24 million total square feet across 20 states. For more information, please visit the Company’s website at www.kiterealty.com.

Safe Harbor

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy, as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources, financing risks, including the availability of and costs associated with sources of liquidity, the Company’s ability to refinance, or extend the maturity dates of, its indebtedness, the level and volatility of interest rates, the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies, the competitive environment in which the Company operates, acquisition, disposition, development, joint venture, property ownership and management risks, the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes, potential environmental and other liabilities, impairment in the value of real estate property the Company owns, risks related to the geographical concentration of the Company’s properties in Florida, Indiana and Texas, insurance costs and coverage, risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions, the dilutive effects of future offerings of issuing additional securities, and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

($ in thousands)
	December 31, 2016	December 31, 2015
Assets:
Investment properties, at cost	$3,996,065	$3,933,140
Less: accumulated depreciation	(560,683)	(432,295)
	3,435,382	3,500,845

Cash and cash equivalents	19,874	33,880
Tenant and other receivables, including accrued straight-line rent of $28,703 and $23,809 respectively, net of allowance for uncollectible accounts	53,087	51,101
Restricted cash and escrow deposits	9,037	13,476
Deferred costs and intangibles, net	129,264	148,274
Prepaid and other assets	9,727	8,852
Total Assets	$3,656,371	$3,756,428
Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness, net	$1,731,074	$1,724,449
Accounts payable and accrued expenses	80,664	81,356
Deferred revenue and other liabilities	112,202	131,559
Total Liabilities	1,923,940	1,937,364
Commitments and contingencies
Limited Partners’ interests in the Operating Partnership and other redeemable noncontrolling interests	88,165	92,315
Shareholders’ Equity:
Kite Realty Group Trust Shareholders’ Equity:
Common Shares, $.01 par value, 225,000,000 shares authorized, 83,545,398 and 83,334,865 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	835	833
Additional paid in capital	2,062,360	2,050,545
Accumulated other comprehensive loss	(316)	(2,145)
Accumulated deficit	(419,305)	(323,257)
Total Kite Realty Group Trust Shareholders’ Equity	1,643,574	1,725,976
Noncontrolling Interests	692	773
Total Equity	1,644,266	1,726,749
Total Liabilities and Shareholders' Equity	$3,656,371	$3,756,428

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Minimum rent	$68,622	$67,139	$274,059	$263,794
Tenant reimbursements	17,791	18,344	70,482	70,235
Other property related revenue	2,461	3,812	9,581	12,976
Total revenue	88,874	89,295	354,122	347,005
Expenses:
Property operating	12,469	13,451	47,923	49,973
Real estate taxes	10,511	11,083	42,838	40,904
General, administrative, and other	5,375	4,578	20,603	18,709
Transaction costs	—	—	2,771	1,550
Non-cash gain from release of assumed earned liability	—	(4,832)	—	(4,832)
Impairment charge	—	1,592	—	1,592
Depreciation and amortization	42,939	43,116	174,564	167,312
Total expenses	71,294	68,988	288,699	275,208
Operating income	17,580	20,307	65,423	71,797
Interest expense	(17,613)	(15,437)	(65,577)	(56,432)
Income tax expense of taxable REIT subsidiary	(51)	(52)	(814)	(186)
Non-cash gain on debt extinguishment	—	5,645	—	5,645
Gain on settlement	—	—	—	4,520
Other expense, net	(75)	(61)	(169)	(95)
Income from continuing operations	(159)	10,402	(1,137)	25,249
Gain on sales of operating properties	4,059	854	4,253	4,066
Net income	3,900	11,256	3,116	29,315
Net income attributable to noncontrolling interests	(541)	(571)	(1,933)	(2,198)
Dividends on preferred shares	—	(1,535)	—	(7,877)
Non-cash adjustment for redemption of preferred shares	—	(3,797)	—	(3,797)
Net income attributable to Kite Realty Group Trust common shareholders	$3,359	$5,353	$1,183	$15,443

Income per common share - basic	$0.04	0.06	0.01	0.19
Income per common share - diluted	$0.04	$0.06	$0.01	$0.18

Weighted average common shares outstanding - basic	83,545,807	83,327,664	83,436,511	83,421,904
Weighted average common shares outstanding - diluted	83,571,663	83,438,844	83,465,500	83,534,381
Cash dividends declared per common share	$0.3025	$0.2725	$1.1650	$1.0900

Kite Realty Group Trust
Funds From Operations
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Funds From Operations
Consolidated net income	$3,900	$11,256	$3,116	$29,315
Less: cash dividends on preferred shares	—	(1,535)	—	(7,877)
Less: non-cash adjustment for redemption of preferred shares	—	(3,797)	—	(3,797)
Less: net income attributable to noncontrolling interests in properties	(461)	(442)	(1,844)	(1,854)
Less: gains on sales of operating properties	(4,059)	(854)	(4,253)	(4,066)
Add: impairment charge	—	1,592	—	1,592
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	42,670	42,855	173,578	166,509
FFO of the Operating Partnership[1]	42,050	49,075	170,597	179,822
Less: Limited Partners' interests in FFO	(1,164)	(1,091)	(3,872)	(3,789)
FFO attributable to Kite Realty Group Trust common shareholders[1]	$40,886	$47,984	$166,725	$176,033
FFO, as defined by NAREIT, per share of the Operating Partnership - basic	$0.49	$0.58	$2.00	$2.11
FFO, as defined by NAREIT, per share of the Operating Partnership - diluted	$0.49	$0.58	$2.00	$2.11

FFO of the Operating Partnership[1]	$42,050	$49,075	$170,597	$179,822
Less: gain on settlement	—	—	—	(4,520)
Add: accelerated amortization of debt issuance costs (non-cash)	—	—	1,121	—
Add: transaction costs	—	—	2,771	1,550
Add: severance charge	—	—	500	—
Add: adjustment for redemption of preferred shares (non-cash)	—	3,797	—	3,797
Less: gain from release of assumed earnout liability (non-cash)	—	(4,832)	—	(4,832)
Add (less): loss (gain) on debt extinguishment	819	(5,645)	819	(5,645)
FFO, as adjusted, of the Operating Partnership	$42,869	$42,395	$175,808	$170,172
FFO, as adjusted, per share of the Operating Partnership - basic	$0.50	$0.50	$2.06	$2.00
FFO, as adjusted, per share of the Operating Partnership - diluted	$0.50	$0.50	$2.06	$1.99

Weighted average common shares outstanding - basic	83,545,807	83,327,664	83,436,511	83,421,904
Weighted average common shares outstanding - diluted	83,571,663	83,438,844	83,465,500	83,534,381
Weighted average common shares and units outstanding - basic	85,488,234	85,235,953	85,374,910	85,219,827
Weighted average common shares and units outstanding - diluted	85,514,090	85,347,133	85,403,899	85,332,303

FFO, as defined by NAREIT, per diluted share
Consolidated net income	$0.05	$0.13	$0.04	$0.34
Less: cash dividends on preferred shares	—	(0.02)	—	(0.09)
Less: non-cash adjustment for redemption of preferred shares	—	(0.04)	—	(0.04)
Less: net income attributable to noncontrolling interests in properties	(0.01)	—	(0.02)	(0.02)
Less: gains on sales of operating properties	(0.05)	(0.01)	(0.05)	(0.05)
Add: impairment charge	—	0.02	—	0.02
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	0.50	0.50	2.03	1.95
FFO, as defined by NAREIT, of the Operating Partnership per diluted share[1]	$0.49	$0.58	$2.00	$2.11

Less: gain on settlement	$—	$—	$—	$(0.05)
Add: accelerated amortization of debt issuance costs	—	—	0.01	—
Add: transaction costs	—	—	0.03	0.02
Add: severance charge	—	—	0.01	—
Add: adjustment for redemption of preferred shares (non-cash)	—	0.05	—	0.04
Less: gain from release of assumed earnout liability (non-cash)	—	(0.06)	—	(0.06)
Add (less): loss (gain) on debt extinguishment	0.01	(0.07)	0.01	(0.07)
FFO, as adjusted, of the Operating Partnership per diluted share	$0.50	$0.50	$2.06	$1.99

____________________
1
“FFO of the Operating Partnership" measures 100% of the operating performance of the Operating Partnership’s real estate properties in which the Company owns an interest. “FFO attributable to Kite Realty Group Trust common shareholders” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Funds from Operations (FFO) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (NAREIT), which we refer to as the White Paper. The White Paper defines FFO as net income (determined in accordance with generally accepted accounting principles (GAAP)), excluding gains (or losses) from sales and impairments of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Considering the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains or losses from sales of depreciated property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided FFO adjusted for a severance charge, accelerated amortization of debt issuance costs, a debt extinguishment loss and transaction costs in 2016, a non-cash adjustment for redemption of preferred shares in 2015, a gain on the resolution of an assumed contingency in 2015, and a gain on settlement and transaction costs in 2015. We believe this supplemental information provides a meaningful measure of our operating performance. We believe our presentation of FFO, as adjusted, provides investors with another financial measure that may facilitate comparison of operating performance between periods and among our peer companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to satisfy our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited)

($ in thousands)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Number of properties for the quarter[1]	106	106

Leased percentage	95.3%	95.5%		95.3%	95.5%
Economic Occupancy percentage[2]	93.4%	92.9%		93.4%	92.9%

Minimum rent	$58,662	$57,150		$223,471	$219,305
Tenant recoveries	16,121	16,566		60,986	61,604
Other income	1,249	1,305		2,426	2,425
	76,032	75,021		286,883	283,334

Property operating expenses	(9,629)	(10,237)		(34,989)	(37,754)
Real estate taxes	(9,441)	(9,775)		(36,564)	(36,351)
	(19,070)	(20,012)		(71,553)	(74,105)
Net operating income - same properties[3]	$56,962	$55,009	3.6%	$215,330	$209,229	2.9%
Net operating income - same properties excluding the impact of the 3-R initiative[4]			4.5%			3.7%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Net operating income - same properties	$56,962	$55,009		$215,330	$209,229
Net operating income - non-same activity[5]	8,932	9,752		48,031	46,899
Other expense, net	(126)	(113)		(983)	(281)
General, administrative and other	(5,375)	(4,578)		(20,603)	(18,709)
Transaction costs	—	—		(2,771)	(1,550)
Depreciation expense	(42,939)	(43,116)		(174,564)	(167,312)
Non-cash gain from release of assumed earnout liability	—	4,832		—	4,832
Impairment charge	—	(1,592)		—	(1,592)
Interest expense	(17,613)	(15,437)		(65,577)	(56,432)
Gain on settlement	—	—		—	4,520
Non-cash gain on debt extinguishment	—	5,645		—	5,645
Gains on sales of operating properties	4,059	854		4,253	4,066
Net income attributable to noncontrolling interests	(541)	(571)		(1,933)	(2,198)
Dividends on preferred shares	—	(1,535)		—	(7,877)
Non-cash adjustment for redemption of preferred shares	—	(3,797)		—	(3,797)
Net income attributable to common shareholders	$3,359	$5,353		$1,183	$15,443

____________________
1	Same property NOI excludes operating properties in redevelopment as well as office properties (Thirty South Meridian and Eddy Street Commons).
2
Excludes leases that are signed but under which tenants have not yet commenced the payment of cash rent. Calculated as a weighted average based on the timing of cash rent commencement during the period.

3
Same property net operating income excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any.

4	See pages 27 and 28 for further detail of the properties included in the 3-R initiative.
5	Includes non-cash activity across the portfolio as well as net operating income from properties not included in the same property pool.

The Company believes that Net Operating Income ("NOI") is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that Same Property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented and thus provides a more consistent metric for the comparison of the Company's properties.  NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of the Company's financial performance. The Company’s computation of Same Property NOI may differ from the methodology used by other REITs, and therefore, may not be comparable to such other REITs.

When evaluating the properties that are included in the same property pool, we have established specific criteria for determining the inclusion of properties acquired or those recently under development. An acquired property is included in the same property pool when there is a full quarter of operations in both years subsequent to the acquisition date. Development and redevelopment properties are included in the same property pool twelve months after construction is substantially complete and the properties have been transferred to the operating portfolio. A redevelopment property is first excluded from the same property pool when the execution of a redevelopment plan is likely and we begin recapturing space from tenants. For the quarter ended December 31, 2016, we excluded nine redevelopment properties from the same property pool that met these criteria and were owned in both comparable periods.